Exhibit 10.18

SYMANTEC CORPORATION

EXECUTIVE RETENTION PLAN

(as amended and restated on January 30, 2018)

This Executive Retention Plan (the “Plan”), as amended and restated, applies to two groups of beneficiaries (i) the Chief Executive Officer (“CEO”), President, Executive Vice Presidents and other executive officers of Symantec Corporation (the “Company”) who are designated as “Group 1” beneficiaries by the Company’s Compensation Committee; and (ii) without duplication of those designated as “Group 1” beneficiaries under clause (i) above, all employees of the Company who are at the Senior Vice President or Vice President level, plus any other employees who are designated as “Group 2” beneficiaries by the Company’s Compensation Committee, based on recommendations made by the CEO (the Group 1 and Group 2 beneficiaries are collectively defined as the “Designated Beneficiaries”). For purposes of the Plan, the term “Company” shall include any direct or indirect subsidiary of Symantec Corporation to which a Designated Beneficiary is an employee.

1.   Acceleration of Equity Compensation Awards.

If the employment of a Group 1 beneficiary is terminated by the Company other than for Cause, or if the Group 1 beneficiary resigns following a Constructive Termination, in either case within 12 months after a Change in Control, and contingent upon the Designated Beneficiary’s delivery of an effective Release pursuant to the requirements of Section 5 below, all Equity Compensation Awards granted by the Company to such Group 1 beneficiary shall become fully vested and, if applicable, exercisable; provided that, vesting acceleration for performance-based restricted stock units granted to a Designated Beneficiary shall be as set forth in the applicable agreement or appendix underlying such restricted stock unit. Acceleration of vesting will not occur if there is no Change in Control within 12 months prior to such termination by the Company other than for Cause or Constructive Termination.

If the employment of a Group 2 beneficiary is terminated by the Company other than for Cause within 12 months after a Change in Control, and contingent upon the Designated Beneficiary’s delivery of an effective Release pursuant to the requirements of Section 5 below, all Equity Compensation Awards granted by the Company to such Group 2 beneficiary shall become fully vested and, if applicable, exercisable; provided that, vesting acceleration for performance-based restricted stock units granted to a Designated Beneficiary shall be as set forth in the applicable agreement or appendix underlying such restricted stock unit. Acceleration of vesting will not occur if there is no Change in Control within 12 months prior to such termination by the Company other than for Cause.

Notwithstanding the foregoing and to the extent applicable, (i) the acceleration of vesting (and, if applicable, the exercisability of Equity Compensation Awards granted by the Company to such Designated Executive) described hereunder shall only occur in the event that such acceleration would not result in the Designated Beneficiary becoming subject to interest or taxes under Section 409A (a)(1)(B) of the Code, and (ii) any settlement of Equity Compensation Awards that are restricted stock units shall occur on the 61st day following the accelerated vesting provided under this Section 1

2.   Payment of Cash Severance to Certain Designated Beneficiaries.

If the employment of a Group 1 beneficiary is terminated by the Company other than for Cause, or if the Group 1 beneficiary resigns following a Constructive Termination, in either case within 12 months after a Change in Control, and contingent upon the Designated Beneficiary’s delivery of an effective Release pursuant to the requirements of Section 5 below, such Designated Beneficiary shall be entitled to receive a cash payment equal to one (1) times the sum of such Designated Beneficiary’s base salary plus the Designated Beneficiary’s target payout under the applicable Annual Incentive Plan then in effect for such Designated Beneficiary. The foregoing payment will not be made if there is no Change in Control within 12 months prior to such termination other than for Cause or Constructive Termination.

If the employment of a Group 2 beneficiary is terminated by the Company other than for Cause within 12 months after a Change in Control, and contingent upon the Designated Beneficiary’s delivery of an effective Release pursuant to the requirements of Section 5 below, such Designated Beneficiary shall be entitled to receive a cash payment equal to one (1) times the sum of such Designated Beneficiary’s base salary plus the Designated Beneficiary’s target payout under the applicable Annual Incentive Plan then in effect for such Designated Beneficiary; provided that such benefit shall not be provided to any Group 2 beneficiary who is not at the Senior Vice President level or above. The foregoing payment will not be made if there is no Change in Control within 12 months prior to such termination.

Any payments of severance pursuant to this Section 2 will be made in a single, lump-sum payment minus taxes, any amounts owed to the Company, and any legally required deductions. If payable, severance will be paid on the 61st day following such termination giving rise to the right to such payment.

3.   Definitions.

Unless defined elsewhere herein, for purposes of the Plan, the following shall have the meaning as set forth below:

“Cause” means any or all of the following: (i) failure to perform, to the reasonable satisfaction of the Company, the employee’s duties and/or responsibilities, as assigned or delegated by the Company (ii) commission of a felony or crime of moral turpitude, including but not limited to embezzlement or fraud (iii) material breach of the terms of the employee’s employment agreement, confidentiality and intellectual property agreement or any other agreement by and between employee and the Company (iv) commission of any act of dishonesty, misconduct or fraud in any way impacting the Company, its clients, or its affiliates; (v) any misconduct which brings the Company into disrepute, including conduct that injures or impairs the Company’s business prospects, reputation or standing in the community; (vi) violation of Company policies, including, without limitation, any violation of the Company’s Code of Conduct and Global Workforce Inclusion Policies; provided, however, that the Company shall allow employee a reasonable opportunity (but not in excess of 10 calendar days) to cure, to the reasonable satisfaction of the Company, any act or omission applicable to part (i), (iii), or (vi) above, if curable in the Company’s determination; provided, further, that it is understood that willful or grossly negligent acts or omissions will not be curable.

“Change in Control” means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing forty (40%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, or (iv) individuals who, as of the date of adoption of this Plan, constitute the Board of Directors (this body, the “Board,” and these members constituting, the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of adoption of this Plan, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board; provided that, in each cases (i)-(iv) of this definition, a transaction or series of transactions shall only constitute a Change in Control if it also satisfies the requirements of a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi), or 1.409A-3(i)(5)(vii).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Constructive Termination” means the occurrence of any of the following conditions without the written consent of such Group 1 beneficiary; provided, however, that with respect to each of the following, the applicable Designated Beneficiary must (a) within thirty (30) days following its occurrence, deliver to the Company a written explanation specifying the specific basis for such Designated Beneficiary’s belief that the Designated Beneficiary is entitled to terminate such employment as a result of a Constructive Termination, (b) give the Company an opportunity to cure any of the following within thirty (30) days following delivery of such explanation and (c) provided the Company has failed to cure any of the foregoing within such thirty (30) day cure period, such Designated Beneficiary must resign employment with the Company (or any successor thereto) within ten (10) days following expiration of such cure period:

(a)

a material decrease in the Group 1 beneficiary’s base salary or target bonus, or a substantial reduction of other compensation and benefits, from that in effect immediately prior to the Change in Control;

(b)	the relocation of a Group 1 beneficiary’s work place for the Company to a location more than 25 miles from the location of such Group 1 beneficiary’s work place prior to the Change in Control;

(c)	the assignment of responsibilities and duties that are not the Substantive Functional Equivalent of the position which the Group 1 beneficiary occupied immediately preceding the Change in Control; or

(d)	any material breach by the Company of the terms of this Plan.

“Equity Compensation Award” shall mean any award of stock options, restricted stock, restricted stock units, stock appreciation rights or such other equity compensation award held by a Designated Beneficiary granted under an equity compensation plan of the Company, including, without limitation, the Company’s 1996 Equity Incentive Plan, its 2004 Equity Incentive Plan, its 2013 Equity Incentive plan, and any equity compensation award assumed by the Company in prior acquisitions.

“Substantive Functional Equivalent” means an employment position occupied by a Group 1 beneficiary after the Change in Control that:

(a)	is in a substantive area of competence (such as, accounting; engineering management; executive management; finance; human resources; marketing, sales and service;

operations and manufacturing; etc.) that is consistent with such Group 1 beneficiary’s experience;

(b)	requires a Group 1 beneficiary to serve in a role and perform duties that are functionally equivalent to those performed by the Group 1 beneficiary prior to the Change in Control,

(c)

does not otherwise constitute a material, adverse change in the Group 1 beneficiary’s responsibilities or duties, as measured against the Group 1 beneficiary’s responsibilities or duties prior to the Change in Control, in each case, causing it to be of materially lesser rank or responsibility.

Notwithstanding the foregoing, any change in role, responsibilities or duties that is solely attributable to the change in the Company’s status from that of an independent company to that of a subsidiary of the newly controlling entity shall not constitute a change in role, responsibilities or duties for purposes of claims (b) or (c) above.

4.   No Employment Agreement.

This Plan does not obligate the Company to continue to employ a Designated Beneficiary for any specific period of time, or in any specific role or geographic location. Subject to the terms of any applicable written employment agreement between Company and a Designated Beneficiary, the Company may assign a Designated Beneficiary to other duties, and either the Company or the Designated Beneficiary may terminate Designated Beneficiary’s employment at any time for any reason.

5.   Release of Claims.

Notwithstanding anything to the contrary in this Plan, the Designated Beneficiary shall not be entitled to any of the benefits under this Plan (including as incorporated into any applicable award agreement) unless the Designated Beneficiary has signed and satisfied all conditions to deliver an effective and non-revocable release of claims in a form satisfactory to the Company within sixty (60) days following the Designated Beneficiary’s termination of employment (this instrument, the “Release”).

6.   Deductions and Withholding.

The Company may withhold or require payment of all applicable taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations.

7.   Governing Law.

This Plan shall be subject to, and governed by, the laws of the State of California applicable to agreements made and to be performed entirely therein.

8.   Amendment or Termination.

This Plan may be amended or terminated by the Board of Directors prior to a Change in Control. Notwithstanding the foregoing, no amendment or termination of this Plan shall reduce any Designated Beneficiary’s rights or benefits that have accrued and become payable under this Plan before such amendment or termination.

9.   Section 280G

In the event that the benefits provided for in this Plan or otherwise payable to the Designated Beneficiary (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then, the Designated Beneficiary’s benefits under this Plan shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Designated Beneficiary on an after-tax basis, of the greatest amount of benefits under this Plan, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless the Company and the Designated Beneficiary otherwise agree in writing, any determination required under this Section 9 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Designated Beneficiary and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Designated Beneficiary shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

10.   Section 409A.

To the extent that (i) any payments to which the Designated Beneficiary becomes entitled under this Plan in connection with a separation from service constitute nonqualified deferred compensation subject to Code Section 409A, and (ii) the Designated Beneficiary is deemed at the time of the separation from service to be a specified employee (as such term is defined in U.S. Treasury Regulation 1.409A-1(i)), then such payment or payments shall not be made or commence until the earlier of (A) the expiration of the six-month period measured from the date of the Designated Beneficiary’s separation from service with the Company, or (B) the Designated Beneficiary’s date of death following such separation from service; provided, however, that such delay shall only be effected to the extent required to avoid adverse tax treatment to the Designated Beneficiary, including (without limitation) the additional twenty percent (20%) tax for which the Designated Beneficiary would otherwise be liable under Section 409A(a)(l)(B) in the absence of such delay. Upon the expiration of the applicable delay period, any payments which would have otherwise been made during that period in the absence of this paragraph shall be paid to the Designated Beneficiary or his or her beneficiary in one lump sum (without interest). The provisions of this Plan are intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code. If any provision of this Plan is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of U.S. Treasury Regulation 1.409A-2(b)(2).